EXHIBIT 99.1

Vical to Discontinue Clinical Development of VL-2397 as it Considers Near Term Strategic Alternatives

SAN DIEGO, Feb. 19, 2019 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today announced that it has decided to discontinue the Phase 2 clinical trial of VL‑2397 that was initiated in the first quarter of 2018. The decision was based on the Company’s decision to conserve its cash resources while it pursues its strategic alternative review process, as well as low patient accrual rates. The Phase 2 clinical trial was evaluating VL-2397 as a potential first-line treatment for invasive aspergillosis in immunocompromised adults with acute leukemia or recipients of an allogeneic hematopoietic cell transplant.

“While we believe in the potential benefits of VL-2397, we have made a strategic decision to discontinue our current development activities and conserve cash,” stated Vijay Samant, chief executive officer at Vical. “We want to thank the study investigators and their patients who participated in the trial for their support.”

In the third quarter of 2018, Vical announced plans to explore a range of strategic options to enhance shareholder value. The Company retained MTS Health Partners, L.P. to assist in the strategic review process. Given the decision announced today, the Company will focus on concluding the strategic review process.

Vical also plans to undertake a restructuring, including an appropriate reduction in staff. As a result, the Company will incur a restructuring related charge in the first quarter of 2019.

Fourth Quarter 2018 Financial and Operating Results

Vical also reported financial results for the three months ended December 31, 2018. Net loss for the fourth quarter of 2018 was $3.6 million, or $0.17 per share, compared with a net loss of $3.7 million, or $0.21 per share, for the fourth quarter of 2017. Revenues for the fourth quarter of 2018 were $0.1 million, compared with revenues of $4.0 million for the fourth quarter of 2017, reflecting revenues from Astellas Pharma Inc. for services performed under the prior ASP0113 collaborative agreements. Vical had cash and investments of $50.5 million at December 31, 2018. The Company’s net cash burn for 2018 was $12.4 million. The Company will not provide additional cash guidance until the strategic review process is complete.

About Vical
Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements
This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include plans to complete a restructuring and the estimated impact on cash resources, as well as Vical’s plans to complete its review of strategic alternatives and the potential benefits of a strategic transaction. Risks and uncertainties include whether the termination of VL-2397 development and the planned restructuring will have the intended impact of conserving cash resources, Vical’s ability to identify potential strategic transactions and to complete any transaction that it pursues; whether Vical will be able to realize the expected benefits of any transaction; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
(in thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Contract revenue	$114	$3,943	$1,582	$13,401
License and royalty revenue	10	10	40	418
Total revenues	124	3,953	1,622	13,819
Operating expenses:
Research and development	2,558	4,448	12,327	14,391
Manufacturing and production	-	1,790	1,436	6,479
General and administrative	1,517	1,596	7,505	6,335
Total operating expenses	4,075	7,834	21,268	27,205
Loss from operations	(3,951)	(3,881)	(19,646)	(13,386)
Net investment and other income	346	153	3,392	426
Net loss	$(3,605)	$(3,728)	$(16,254)	$(12,960)
Basic and diluted net loss per share	$(0.17)	$(0.21)	$(0.74)	$(1.01)
Weighted average shares used in computing
basic and diluted net loss per share	21,844	17,778	21,842	12,888

Balance Sheets			December 31,	December 31,
(in thousands)			2018	2017
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$48,071	$60,691
Other current assets			1,128	15,626
Total current assets			49,199	76,317
Long-term investments			2,386	2,209
Property and equipment, net			100	606
Other assets			659	1,362
Total assets			$52,344	$80,494

Liabilities and stockholders' equity:
Current liabilities			$3,581	$16,917
Stockholders' equity			48,763	63,577
Total liabilities and stockholders' equity			$52,344	$80,494

Contacts:        Andrew Hopkins                                            Anthony Ramos
                       (858) 646-1127                                              Vice President and Chief Financial Officer
                       Website:  www.vical.com